Emerald Oil, Inc. Announces Proposed Public Offering of Common Stock

Denver, Colorado – September 10, 2012 – Voyager Oil & Gas, Inc. (doing business under the assumed business name of Emerald Oil, Inc.) (“Emerald”) (NYSE MKT: EOX) announced today that it has commenced a public offering of 82,000,000 shares of its common stock. The shares will be sold pursuant to a prospectus supplement filed as part of an existing shelf registration statement filed with the Securities and Exchange Commission (“SEC”) on Form S-3 (File No. 333-181551). Emerald expects to use the net proceeds from this offering, along with cash on hand, to repay outstanding indebtedness, fund its drilling and development expenditures and leasehold acquisitions, including its recently announced proposed leasehold acquisition, and for general corporate purposes, including working capital.

Johnson Rice & Company L.L.C., Canaccord Genuity Inc. and Macquarie Capital (USA) Inc. are acting as the joint book-running managers, and Global Hunter Securities, LLC and KLR Group are acting as co-managers, for the offering. The underwriters will have a 30-day option to purchase up to an additional 15% of the offered amount of common stock from Emerald to cover over-allotments, if any.

Emerald has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Prospective investors should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that Emerald has filed with the SEC for more complete information about Emerald and the offering. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and the prospectus relating to the offering may be obtained from Johnson Rice & Company L.L.C., 639 Loyola Ave, Suite 2775, New Orleans, LA 70113, (504) 525-3767, from Canaccord Genuity Inc., Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, (617) 371-3900 or from Macquarie Capital (USA) Inc., Attention: Prospectus Department, 125 West 55th Street, New York, NY 10019, (888) 268-3937.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Emerald

Emerald is a Denver-based independent exploration and production company focused primarily on the development of their approximately 48,100 net acres in the Williston Basin in North Dakota and Montana, prospective for oil in the Bakken and Three Forks formations. Emerald has also accumulated 45,000 net acres in the Sandwash Basin in northwest Colorado and southwest Wyoming, prospective for oil in the Niobrara formation, and 33,500 net acres in central Montana, prospective for oil in the Heath formation.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Although Emerald believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These forward-looking statements involve risks and uncertainties including, among others, risks impacting the ability of Emerald to complete any public offering of its securities because of general market conditions or other factors. Emerald undertakes no obligation to publicly update or revise any forward-looking statement.

Contact

Emerald Oil, Inc.

McAndrew Rudisill, President

or Marty Beskow, Vice President of Finance / Capital Markets

(303) 323-0008

info@emeraldoil.com

www.emeraldoil.com